August 7, 2025

Robert Weingarten
Vice President and Chief Financial Officer
LIXTE BIOTECHNOLOGY HOLDINGS, INC.
680 East Colorado Boulevard
Suite 180
Pasadena, CA 91101

       Re: LIXTE BIOTECHNOLOGY HOLDINGS, INC.
           Form 10-K for the Fiscal Year Ended December 31, 2024
           File No. 001-39717
Dear Robert Weingarten:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Life Sciences
cc:   David Ficksman, Esq.